Exhibit 23.03




                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Prospectus/Registration Statement on Form S-3 of our report dated March 16, 2001 relating to the combined financial statements of AT&T Wireless Group, which appears in AT&T Corp.'s Annual Report on Form 10-K, filed on April 2, 2001 (as amended April 17, 2001), and the Current Report on Form 8-K, filed on March 29, 2001 (as amended on April 11, 2001), for the year ended December 31, 2000. We also consent to the reference to us under the heading "Experts" in such Registration Statement.





PricewaterhouseCoopers LLP

New York, New York
November 9, 2001